Exhibit 99

US AIRWAYS GROUP NAMES THOMAS R. HARTER TO ITS BOARD

     ARLINGTON, Va., Aug. 27, 2004 - US Airways Group, Inc. announced today the election of Thomas R. Harter to its board of directors effective immediately. He becomes one of four representatives of US Airways' labor groups on the board.

     Harter will fill the seat previously held by Perry Hayes and will serve as the board representative for US Airways' Association of Flight Attendants and Transport Workers Union members.

     Currently senior vice president and consultant at The Segal Company, based in Washington, D.C., Harter has a wide range of experience in working with large regional and national multi-employer pension and health trust funds. He represented labor organizations in negotiating contracts at the national level, dealing with the problems of escalating health care costs.

     "Tom brings a breadth of skills that we can utilize during this critical time for the company and the board members look forward to working with him," said US Airways Chairman Dr. David G. Bronner.

     "I also want to thank Perry for his time and contributions as a board member. He was an articulate advocate for the interests of our employees and has provided an important perspective during the company's transformation," said Bronner.

     Prior to joining The Segal Company in 1979, Harter worked as an independent consultant providing general business consulting and tax services to corporations, partnerships and sole proprietors. He also has experience as a systems and information manager with AARP, including duties as pension and health insurance benefits manager for a nationwide multiple-employers system composed of AARP and related taxable and tax-exempt corporations.

     Harter earned a bachelor of arts degree from Yale University in 1964 and has taken advanced courses in business management and pensions. He has served as an instructor in the Certified Employee Benefits Specialist programs sponsored by George Washington University and the George Meany Labor Institute. He also served as an officer in the U.S. Navy during the Vietnam war from 1964 to 1969, including two assignments as operations/communications officers in the war zone and one tour at the Pentagon.

     Harter resides in Falls Church, Va.

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